UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2015 (January 26, 2015)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

On January 26, 2015, the Board of Directors (the “Board”) of JDS Uniphase Corporation (the “Company”) adopted Amended and Restated Bylaws (the “Amended and Restated Bylaws”), effective immediately. The Amended and Restated Bylaws revise the notice period required for stockholders who wish to have a proposal brought before the Company’s annual meeting or to have a nominee included for election to the Board at the annual meeting. The revised bylaws generally require notice must be delivered to the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting. If no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the later of the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. The Company’s bylaws previously calculated the required notice period based off the Company’s upcoming annual meeting date.

The Board approved these changes to the Company’s bylaws after seeking input from many of the Company’s stockholders about the best way to ensure that the Company’s advance notice provisions provide maximum transparency for stockholders wishing to make a proposal or nominate directors at the Company’s annual meeting. Nothing in the Amended and Restated Bylaws is intended to affect the rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to and in accordance with the requirements of Rule 14a-8.

The above description is qualified in its entirety by reference to the full text of the Company’s Amended and Restated Bylaws, which are attached hereto as Exhibit 3.5 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.5	Amended and Restated Bylaws of JDS Uniphase Corporation, effective as of January 26, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Andrew Pollack
Andrew Pollack
Senior Vice President, General Counsel and Secretary

January 27, 2015